Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of March 24, 2014 (the “Effective Date”), between Cubic Energy, Inc., a Texas corporation (the “Company”), and Scott M. Pinsonnault, an individual residing in Texas (the “Executive”).

The Company and Executive have agreed that Executive will be employed by the Company and will be appointed as the Chief Financial Officer and Senior Vice President of the Company pursuant to the terms and conditions of this Agreement.  As a result, the Company and Executive, intending to be legally bound, agree as follows:

1.                                      Duties.  During the Term (as defined below), Executive will hold the office of Chief Financial Officer and Senior Vice President of the Company.  Executive will have such duties and responsibilities as are commensurate with such title, and as may be assigned from time to time by and subject to the direction and supervision of the Company’s Chief Executive Officer and Board of Directors (the “Board”).  During the Term, excluding any periods of vacation or personal leave to which Executive is entitled, Executive will render Executive’s services on a full-time basis to the business and affairs of the Company.  Executive will perform Executive’s duties with diligence and loyalty to the Company, consistent with prudent practices within the Company’s industry.  Executive shall dedicate his entire business time to the Company with the exception of any outside business activities approved by the Chief Executive Officer or the Board.  Executive will comply with all policies, rules and regulations of the Company as well as all reasonable directives and instructions from the Chief Executive Officer and the Board.  Additionally, during the Term, Executive will, if so requested by the Company, also serve without additional compensation as an officer, director or manager of entities directly or indirectly owned or controlled by the Company (a “Subsidiary”).

2.                                      Term.  Unless otherwise terminated as provided herein, the term of Executive’s employment pursuant to this Agreement will be for a period of three years, commencing on the Effective Date and expiring on the third anniversary of the Effective Date (the “Term”).  Following the Term, unless Executive’s employment shall have terminated pursuant to the terms of this Agreement, and except as the Company and Executive may otherwise agree in writing, Executive’s employment shall continue on an “at-will” basis.

3.                                      Compensation.  In exchange for services rendered by Executive hereunder, the Company will provide Executive with the following compensation and benefits:

(a)                                 Compensation.  The Company will pay Executive an annual salary (the “Base Salary”) of $325,000 in accordance with the payroll practices of the Company for executive officers in effect from time to time.  During the Term, the Base Salary will be reviewed at least annually by the Board, or the Compensation Committee of the Board (the “Compensation Committee”), after consultation with the Chief Executive Officer and Executive, and may from time to time be modified as determined by the Board or the Compensation Committee, in its sole discretion.  Effective as of the date of any increase, the Base Salary as so increased will be considered the new Base Salary for all purposes of this Agreement.  Executive’s compensation under this Agreement will be subject to such withholding for taxes as may be required by law.

(b)                                 Commencement Payments.  The Company will pay Executive a bonus of $150,000 (the “Commencement Bonus”) on the Effective Date.  In addition, on or promptly following the Effective Date, the Company will pay to Deloitte, LLP $37,500 in satisfaction of obligations owed by Executive to Deloitte, LLP in connection with his termination of employment with Deloitte, LLP.  The Commencement Bonus shall be subject to withholding for taxes as may be required by law with respect to all amounts set forth in this Section 3(b).

(c)                                  Performance Bonus.  In addition to Base Salary, Executive will be eligible to receive, in the reasonable discretion of the Board or the Compensation Committee, an annual performance bonus (“Bonus”), beginning with the Company’s fiscal year beginning on July 1, 2014.  Executive’s eligibility to receive any Bonus payable pursuant to this paragraph shall be contingent upon Executive being employed by the Company and not having provided a notice of resignation prior to payment of such Bonus. Commencing with the Company’s fiscal year beginning on July 1, 2014, such Bonus shall be based on the Company’s and Executive’s attainment of objectives and targets during each fiscal year period during the Term that will be agreed upon and set within the first 90 days of each such fiscal year period during the Term.  The Bonus, if awarded, will be payable to Executive within 30 days after the Company’s receipt of audited financial statements for such fiscal year.

(d)                                 Incentive Compensation.  In addition to Base Salary and Bonus, the Executive will be eligible to receive, at the reasonable discretion of the Board or the Compensation Committee, from time to time or at least annually, incentive compensation in the form of stock grants, options or other long term incentives tied to the increase in value of the Company (“Incentive Compensation Plan” or “ICP”).  Executive and the Company acknowledge that no plan exists currently and that an ICP is under consideration by the Company and the Board.  Executive and the Company also acknowledge that any such plan will be implemented within six (6) months of the Effective Date, subject to obtaining any necessary shareholder approval.

(e)                                  Benefits.  Executive will be offered the opportunity to participate in such medical and other employee benefit plans for which Executive is eligible as may be established from time to time by the Board for executive officers of the Company.  If no direct medical benefit plans are offered by the Company, then the Executive shall be entitled to a monthly reimbursement in advance of $1500.00 to purchase medical coverage, subject to written policies and procedures for expense verification and documentation that the Company may adopt from time to time.  This amount shall be reviewed for reasonableness every six months.

(f)                                   Holidays and Vacation.  Executive will be entitled to be paid for holidays according to Company policy in effect from time to time.  Additionally, Executive will be entitled to 20 personal leave days each year in accordance with the Company’s policy in effect from time to time for executive officers.

(g)                                 Expense Reimbursement.  The Company will reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Executive during the Term in the performance of the duties and responsibilities hereunder, subject to written policies and procedures for expense verification and documentation that the Company may adopt from time to time.

4.                                      Termination.  Notwithstanding anything to the contrary in this Agreement, Executive’s employment hereunder will terminate under any of the following conditions:

(a)                                 Death.  Executive’s employment under this Agreement and any obligations hereunder will terminate automatically upon the date of Executive’s death.

(b)                                 Disability.  The Company will have the right to terminate this Agreement if Executive becomes disabled subject to this provision.  For purposes of this Agreement, the Board will determine in good faith whether Executive is disabled, taking into consideration whether Executive is able to discharge the essential functions of Executive’s job with reasonable accommodation and subject to the requirements of applicable disability discrimination laws.

(c)                                  Termination by the Company for Cause.  Executive’s employment hereunder may be terminated by the Company at any time for Cause.  For purposes of this Agreement, Cause for termination means the following:

(i)                                     a material breach by Executive of Executive’s obligations under this Agreement or any other agreement with the Company, which, if such breach is capable of being cured, Executive fails to cure within 10 days after receipt of notice of such;

(ii)                                  Executive is convicted of, or pleads guilty or nolo contendere to, any felony, or Executive is convicted of, or pleads guilty or nolo contendere to, any crime or offense that (A) causes material harm, including reputational damage, to the Company or any of its Subsidiaries, or (B) constitutes a crime of moral turpitude or involves acts of theft, fraud, breach of trust, dishonesty or embezzlement; or

(iii)                               Executive’s commission of an act of gross negligence or willful misconduct involving the Company or any of its Subsidiaries, or any an act of fraud, embezzlement or knowing violation of applicable securities laws.

(d)                                 Termination by the Company without Cause.  Executive’s employment hereunder may be terminated by the Company at the direction of the Board with at least 30 days prior written notice for any reason that does not meet the requirements for Cause set forth above or for no reason, or in lieu of such prior written notice, by paying Executive his Base Salary for such 30-day period.

(e)                                  Termination by Executive.  Executive’s employment hereunder may be terminated at any time by Executive with at least 30 days prior written notice.

(f)                                   Deemed Resignation.  Upon termination of Executive’s employment hereunder for any reason, Executive shall be deemed to have resigned from all positions, including but not limited to officer, manager and director positions, if any, then held with the Company or any of its Subsidiaries unless otherwise agreed to in writing by the Company and Executive.

5.                                      Payments upon Termination; Mitigation.

(a)                                 Accrued Compensation.  Upon termination of Executive’s employment hereunder, the Company will be obligated to pay and Executive will be entitled to receive, in a lump sum within ten days of termination, the Base Salary that has accrued for services performed until the date of termination and which has not yet been paid.  In addition, (i) Executive will be entitled to any vested benefits to which Executive is entitled under the terms of any applicable benefit plan or program or long-term incentive plan, including the ICP, of the Company, and, to the extent applicable, short-term or long-term disability plan or program with respect to any disability, and in all events subject to the payment timing and other restrictions as may be set forth in such plan or program, and (ii) to the extent permitted by applicable law and the terms of the Company’s health insurance and life insurance plans, Executive and Executive’s family may (but will not be required to) elect to continue to participate in the Company’s health insurance and life insurance plans, including any period required pursuant to COBRA or other applicable law, provided that Executive reimburses the Company for its actual out-of-pocket costs incurred as a result of such continuation.  For avoidance of doubt, the Company shall be under no obligation to provide any compensation or benefits other than to the extent identified in Section 3 of this Agreement.

(b)                                 Termination by the Company without Cause.  Upon termination of Executive’s employment by the Company without Cause at any time during the Term, the Company will be obligated to pay and Executive will be entitled to receive, in a lump sum within ten days of termination all of the amounts and benefits described in Section 5(a).  The Company shall be obligated within three business days following Executive’s termination to propose to Executive a form of a release.  Upon execution and delivery of a release in form and substance reasonably acceptable to the Company and expiration or valid waiver of all applicable time periods prior to its effectiveness, the Company shall pay to Executive, in a lump sum, the then-current Base Salary in effect on the date of termination for a period to consist of the remaining Term (the “Severance Amount”).

(c)                                  Termination upon Death or Disability.  Upon termination of Executive’s employment upon the death of Executive pursuant to Section 4(a) or upon Executive’s becoming disabled pursuant to Section 4(b), the Company will be obligated to pay, and Executive will be entitled to receive all of the amounts and vested benefits described in Section 5(a).  For purposes of this Section 5(c), Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as Executive may designate by notice to the Company from time to time or, if Executive fails to give notice to the Company of such a beneficiary, Executive’s estate.  The Company will have no duty to open an estate on behalf of Executive, to determine whether any beneficiary designated by Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as Executive’s personal representative or the trustee of a trust established by Executive is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(d)                                 Other Termination.  Upon: (i) any voluntary termination of employment at any time during the Term by Executive, (ii) termination of employment by the Company for Cause or (iii) any termination of employment following the expiration of the Term, the Company will have no further liability under or in connection with this Agreement, except to provide all of the amounts and vested benefits described in Section 5(a).

(e)                                  Breach After Termination.  If (i) the Company has any obligation pursuant to Section 5(b) to make payments or provide other benefits to Executive following the last day of Executive’s employment by the Company, and (ii) Executive breaches the terms and conditions of Sections 6, 7, 8 or 9, then the Company may, without limiting any other remedies that may be available to the Company, cease providing any such payments or other benefits pursuant to Section 5(b).

(f)                                   Limitation of Payments Pursuant to Section 409A. If the Severance Amount exceeds an amount (the “Unrestricted Amount”) equal to two times the lesser of (i) Executive’s annual compensation based on the annual rate of pay from the Company for the calendar year preceding the calendar year of the date of termination (adjusted for any increase in such annual rate of pay during the calendar year of the date of termination that was expected to continue indefinitely if Executive had not terminated employment) and (ii) the maximum amount that can be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”) for the calendar year during which the Executive’s termination of employment occurs, then, to the extent necessary to avoid the imposition of additional income taxes or penalties or interest on the Executive under Section 409A of the Code, no more than the Unrestricted Amount may be paid in the six months following Executive’s date of termination and the lump sum payment within ten days of termination will be reduced to comply with this limitation.  If such lump sum payment is reduced to comply with such limitation, any amount not paid in the initial six months following the date of termination will be paid in a lump sum six months and two days after the date of termination.

(g)                                 Limitation of Payments Pursuant to Section 280G.

(i)             As used in this Agreement, the term “Change in Control” shall mean: (A) a change in the ownership of the Company which shall be deemed to occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, has more than 50% of the total fair market value or total voting power of the stock of the Company; provided, however, if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company; (B) a change in the effective control of the Company which shall be presumed to occur on the date that either (I) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 20% or more of the total voting power of the stock of the Company, or (II) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (C) a change in the ownership of a substantial portion of the Company’s assets which shall be deemed to occur on the date that any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than one-third of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, that for this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  The determination of whether a Change in Control has occurred shall be made in accordance with the Treasury regulations promulgated under Section 280G of the Code.  The presumption that a Change in Control has occurred by reason of the occurrence of an event described above may be rebutted by establishing that such acquisition or acquisitions of the stock of the Company, or such replacement of the majority of the members of the Board, does not transfer the power to control (directly or indirectly) the management and policies of the Company from any one person (or more than one person acting as a group) to another person (or group).

(ii)          For purposes of determining whether a Change in Control has occurred: (A) persons shall not be considered to be acting as a group merely because they happen to purchase or own stock of the Company at the same time, or as a result of the same public offering; provided, however,  persons shall be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company; and (B) persons shall not be considered to be acting as a group merely because they happen to purchase assets of the Company at the same time, or as a result of the same public offering; provided, however, persons shall be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company.

(iii)       If Executive is terminated without Cause within the period beginning one year before and ending one year after the Change in Control, and the presumption, if any, under the Treasury regulations promulgated under Section 280G of the Code that such employment termination was contingent on that Change in Control is not successfully rebutted, then the Severance Amount shall be adjusted as set forth below:

(A)       The Severance Amount shall be reduced to an amount equal to 2.99 times the average of the annual compensation which was payable to Executive by the Company and includible in Executive’s gross income for federal income tax purposes for the five (5) calendar years ending before the calendar year in which a Change in Control occurred, or for the portion of such period during which Executive was actually employed by the Company if Executive has been employed by the Company for less than five (5) calendar years (the “Base Period”).  Executive’s average annual compensation shall be determined in accordance with the Treasury regulations promulgated under Section 280G(d) of the Code.  As used in this subsection the term “compensation” shall mean and include every type and form of compensation includible in Executive’s gross income in respect of his employment by the Company, including compensation income recognized as a result of the exercise of stock options or sale of the stock so acquired, except to the extent otherwise provided in the Treasury regulations promulgated under Section 280G(d) of the Code.

(B)       The Severance Amount shall be further reduced by the amount of any other payment or the value of any benefit received or to be received by Executive in connection with the termination of his employment or contingent upon a Change in Control (whether payable pursuant to the terms of this Agreement, any other plan, agreement or arrangement with the Company) unless (A) Executive shall have effectively waived in writing his receipt or enjoyment of such payment or benefit prior to the date of payment or receipt of the Severance Amount, (B) in the opinion of tax counsel selected by the Company, such other payment or benefit does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, or (C) in the opinion of such tax counsel, the Severance Amount (in its full amount or as partially reduced, as the case may

be) plus all other payments or benefits which constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code are deductible by the Company.  The value of any non-cash benefit or any deferred payment shall be determined by the independent auditors of the Company in accordance with the principles of Section 280G(d) (3) and (4) of the Code.

6.                                      Ownership of Intellectual Property.  To the extent that Executive alone or with others, at any time previously or during his employment with the Company or any of its Affiliates, develops, makes, conceives, contributes to or reduces to practice any intellectual property related to the duties of Executive or which results in any way from Executive using the resources of the Company, such intellectual property is and will be the sole and exclusive property of the Company.  To the extent any such intellectual property can be protected by copyright, and is deemed in any way to fall within the definition of work made for hire as such term is defined in 17 U.S.C. §101, such intellectual property will be considered to have been produced under contract for the Company as a work made for hire.  In any event, and regardless of whether such intellectual property is deemed to be a work made for hire, Executive will disclose any and all such intellectual property to the Company and does hereby assign to the Company any and all right, title and interest which Executive may have in and to such intellectual property.  Upon the Company’s request, Executive will execute and deliver to the Company such other documents as are reasonably necessary to vest in the Company the sole ownership of and exclusive worldwide rights in and to, all such intellectual property.

7.                                      Non-Disclosure of Confidential Information.  Executive acknowledges and agrees that, during the Term, Executive may have access to and become familiar with various trade secrets and other confidential and proprietary information of the Company and its Subsidiaries including, but not limited to, the Company’s and its Subsidiaries’ services and products, documentation, technical data, contracts, business and financial methods, practices and plans, costs and pricing, lists of the Company’s and its Subsidiaries’ customers, suppliers, vendors, consultants and employees, methods of obtaining customers, suppliers, vendors, consultants and employees, financial and operational data of the Company’s and its Subsidiaries’ customers, suppliers, vendors, consultants and employees, and the particular business requirements of the Company’s and its Subsidiaries’ customers, suppliers, vendors, consultants and employees, marketing and sales literature, records, software, diagrams, source code, object code, product development, trade secrets, and the Company’s and its Affiliates’ methods of doing business, business strategies and standards (collectively, “Confidential Information”).  Confidential Information shall not include any information which is or becomes generally available in the public domain or in the Company’s industry through no willful action of the Executive. Executive expressly agrees not to disclose any Confidential Information, directly or indirectly, nor use Confidential Information in any way, either during the Term or at any time thereafter, except as required in the course of Executive’s employment with the Company. During the Term and thereafter, Executive (i) will maintain the Confidential Information in strict confidence; (ii) will not disclose any Confidential Information to any person or other entity; (iii) will not use any Confidential Information to the material detriment of the Company or its Subsidiaries; (iv) will not authorize or permit such use or disclosure; and (v) will comply with the policies and procedures of the Company and its Subsidiaries regarding use and disclosure of Confidential Information. All files, papers, records, documents, drawings, specifications, equipment and similar items relating to the business of the Company or its Subsidiaries and Confidential Information, whether prepared by Executive or otherwise coming into Executive’s possession, will at all times remain the exclusive property of the Company and such items and all copies thereof will be returned to the Company at the Company’s request or upon the expiration or termination of Executive’s employment. If Executive becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process), or is required by a regulatory body to make any disclosure that is prohibited or otherwise constrained by this Agreement, the Executive may furnish that portion of the Confidential Information that Executive is legally compelled or is otherwise required to disclose; provided, however, that Executive shall provide the Company with prompt notice of such request so that it may seek an appropriate protective order or other appropriate remedy.

8.                                      Restrictive Covenants.  The parties hereto recognize that Executive’s knowledge and skill are a material factor in inducing the Company to enter into this Agreement.  Further, in the course of the employment of Executive hereunder, and because of the nature of Executive’s responsibilities, Executive will acquire valuable and confidential information and trade secrets with regard to the Company’s and its Affiliates’ business operations, including, but not limited to, the Confidential Information.  In addition, Executive may develop or continue on behalf of the Company or its Subsidiaries, a personal acquaintance with some of the Company’s or its Subsidiaries’ customers, suppliers, vendors, consultants and employees.  As a consequence, Executive will occupy a position of trust and confidence with respect to the Company’s or its Subsidiaries’ affairs and services.  In view of the foregoing, and in consideration of the remuneration paid and to be paid to Executive under the Purchase Agreement and this Agreement, Executive agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company and its Subsidiaries that Executive make the restrictive covenants contained in this Agreement regarding the conduct of Executive during and after the employment relationship with the Company, and that the Company and its Subsidiaries will suffer irreparable injury if Executive engages in conduct prohibited thereby.  In consideration of Executive’s employment hereunder, and other good and valuable consideration, the receipt of which is hereby acknowledged, Executive agrees as follows:

(a)                                 Non-Solicitation.  Except for any action in connection with Executive’s duties under this Agreement, during the Term and for an additional period that is 24 months immediately following the termination of Executive’s employment with the Company (the “Restricted Period”), Executive shall not:

(i)                                     induce, solicit or otherwise cause any person or entity that is a customer of the Company or any of its Subsidiaries to cease or reduce the amount of business of such person with the Company or any of its Subsidiaries;

(ii)                                  induce, solicit or otherwise cause any person or entity that is a vendor, supplier, distributor, agent or other service provider of the Company or any of its Subsidiaries, for a purpose competitive with the products and services of the Company or any of its Subsidiaries, to cease or reduce the amount of business of such person with the Company or any of its Subsidiaries; or

(iii)                               induce, solicit or otherwise cause any person employed by the Company or any of its Subsidiaries to leave the employment or service of the Company or any of its Subsidiaries or provide information regarding any person employed by the Company or any of its Subsidiaries to any person or entity under circumstances intended to lead to the use of that information for purposes of recruiting or hiring; provided that Executive will not be deemed to have violated this provision if any person employed by the Company or any of its Subsidiaries responds to a general advertisement for employment by Executive or a third party.

(b)                                 Non-Competition and Non-Solicitation of Business Opportunities.  Executive acknowledges and agrees that the Confidential Information the Company shall provide Executive will enable Executive to injure the Company if Executive should compete with the Company.  Therefore, Executive hereby agrees that during Executive’s employment and for an additional period that is 12 months immediately following the termination of Executive’s employment with the Company, Executive shall not, without the Company’s prior written consent (which consent may be withheld in its sole discretion), directly or indirectly:  (i) invest in (other than investments in publicly-owned companies which constitute not more than 1% of the voting securities of any such company) a Competing Business (as defined below), or (ii) participate in a Competing Business as a manager, employee, director, officer, consultant, independent contractor, or other capacity or otherwise provide, directly or indirectly, services or assistance to a Competing Business.  “Competing Business” means any upstream oil and/or gas company located in the Dallas-Fort Worth, Texas metropolitan area.  In addition, during the twelve months following the end of Executive’s employment, Executive shall not, directly or indirectly, in any capacity, participate or provide services or assistance to any person or entity, or interfere with the efforts of the Company or its Subsidiaries, with respect to any business opportunity that (i) the Company or a Subsidiary has investigated beyond a cursory due diligence review after entering into a confidentiality or other similar agreement regarding such opportunity or (ii) the Company or a Subsidiary has spent significant time and/or incurred significant expenses investigating such opportunity; provided, however, that the restrictions in this sentence shall not apply to any business opportunity that the Company has affirmatively determined not to pursue.

(c)                                  Acknowledgment.  The parties agree that effort has been made to limit the restrictions placed upon Executive to those that are reasonable and necessary to protect the Company’s legitimate interests.  Executive acknowledges that (i) these restrictions will not prevent Executive from earning a livelihood and supporting Executive and Executive’s family during the Restricted Period, (ii) these restrictions are reasonable and necessary for the protection of the business and goodwill of the Company, (iii) the consideration provided by the Company under this Agreement is fair and reasonable in light of these restrictions, and (iv) these restrictions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company.

9.                                      Non-Disparagement.  Executive will not engage in any conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Company or any of its Subsidiaries or their respective management, employees, independent contractors or consultants. None of the Company, any of its Subsidiaries, any officer or director of the Company or any of its Subsidiaries, or, at the direction of any officer or director of the Company or any of its Subsidiaries, any employee of the Company or any of its Subsidiaries, will engage in any conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity or reputation of Executive, except as may be required by law.

10.                               Reformation.  In furtherance and not in limitation of the foregoing, should any duration, scope or geographical restriction on business activities covered under any provision of this Agreement be found by any court of competent jurisdiction to be less than fully enforceable due to its breadth of restrictiveness or otherwise, Executive and the Company intend that such court will enforce this Agreement to the full extent the court may find permissible by construing such provisions to cover only that duration, extent or activity which may be enforceable. Executive and the Company acknowledge the uncertainty of the law in this respect and intend that this Agreement will be given the construction that renders its provisions valid and enforceable to the maximum extent permitted by law.

11.                               Key Man Insurance.  The Company shall have the right to purchase in Executive’s name a key man life insurance policy naming the Company as the beneficiary thereunder and Executive agrees to cooperate with the Company’s procurement of such policy.

12.                               Miscellaneous.

(a)                                 At Will Employment.  Executive and the Company agree that Executive’s employment with the Company will be at will under applicable law and, as such, Executive’s employment may be terminated by the Company or by the Executive at any time, with or without cause, and with or without notice, subject to the obligations, rights and remedies set forth in this Agreement.

(b)                                 Severability.  The covenants, provisions and sections of this Agreement are severable, and in the event that any portion of this Agreement is held to be unlawful or unenforceable, the same will not affect any other portion of this Agreement, and the remaining terms and conditions or portions thereof will remain in full force and effect.  This Agreement will be construed in such case as if such unlawful or unenforceable portion had never been contained in this Agreement, in order to effectuate the intentions of the Company and Executive in executing this Agreement.

(c)                                  No Waiver.  The failure of either the Company or Executive to object to any conduct or violation of any of the covenants made by the other under this Agreement will not be deemed a waiver of any rights or remedies.  No waiver of any right or remedy arising under this Agreement will be valid unless set forth in an appropriate writing signed by both an executive officer of the Company (other than Executive) and Executive.

(d)                                 Assignment.  This Agreement is binding upon the Company and Executive and their respective heirs, personal representatives, successors and assigns; provided that, the services to be rendered by Executive to the Company under this Agreement are personal in nature and, therefore, Executive may not assign or delegate Executive’s rights, duties or obligations under this Agreement, and any attempt to do so will be null and void.  The Company may assign its rights under this Agreement and delegate its duties and responsibilities under this Agreement to any entity acquiring all or substantially all of the assets of the Company and/or its Subsidiaries or to any entity into which the Company may be merged or consolidated.

(e)                                  Survival.  Sections 5, 6, 7, 8 and 10 of this Agreement will continue to be enforceable after termination of Executive’s employment with the Company or expiration of this Agreement.

(f)                                   Governing Law and Venue. This Agreement will be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice of laws principles thereof. The parties agree that the judicial venue for any disputes under this agreement shall be any state court of Texas with jurisdiction under law located in Dallas County, Texas.

(g)                                 No Oral Modifications.  No alterations, amendments, changes or additions to this Agreement will be binding upon either the Company or Executive unless reduced to writing and signed by both the Company (by an officer of the Company other than Executive) and Executive.  Any consent, notice or other action on behalf of the Company permitted or required to be taken under this Agreement may be taken by an officer of the Company other than Executive specifically.

(h)                                 Notices.  All notices under this Agreement will be sent and deemed duly given when posted in the United States first-class mail, or nationally recognized overnight courier service, postage prepaid to the addresses set forth below:

(i)                                     if to the Company:                                                                                        Cubic Energy, Inc.
9870 Plano Rd.
Dallas, TX 75238
Attn: Chief Executive Officer

(ii)                                  if to Executive:                                                                                                             Scott M. Pinsonnault
15 Kendal Court
Heath, TX 75032

(i)                                    Entire Agreement.  This Agreement constitutes the entire understanding between the Company and Executive with respect to employment of Executive, and supersedes all prior oral or written communications, proposals, representations, warranties, covenants, understandings or agreements between the Company and Executive, relating to the subject matter of this Agreement.

(j)                                    NO JURY TRIAL. THE PARTIES HEREBY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THIS AGREEMENT.

(k)                                 Section 409A.  Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. §1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. §1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly.  If, nonetheless, this Agreement either fails to satisfy the requirements of Section 409A or is not exempt from the application of Section 409A, then the parties hereby agree to amend or to clarify this Agreement in a timely manner so that this Agreement either satisfies the requirements of Section 409A or is exempt from the application of Section 409A.

(l)                                    Counterparts; Electronic Signature.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Further, this Agreement may be executed by transfer of an originally signed document by facsimile, e-mail or other electronic means, any of which will be as fully binding as an original document.

(Signatures on following page.)

                                                As evidence of their agreement with respect to the obligations, rights and remedies set forth in this Agreement, the parties have each executed this Agreement as of the Effective Date.

COMPANY:

CUBIC ENERGY, INC.

By:	/s/ Calvin A. Wallen, III
Name:	Calvin A. Wallen, III
Title:	President & CEO

EXECUTIVE:

/s/ Scott M. Pinsonnault
Scott M. Pinsonnault

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]